Exhibit 21.1
SUBSIDIARIES OF CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
(As of December 31, 2012)

Name of Subsidiary	Jurisdiction of Organization
Calumet Operating, LLC	Delaware
Calumet LP GP, LLC	Delaware
Calumet Lubricants Co., Limited Partnership	Indiana
Calumet Sales Company Incorporated	Delaware
Calumet Shreveport, LLC	Indiana
Calumet Shreveport Lubricants & Waxes, LLC	Indiana
Calumet Shreveport Fuels, LLC	Indiana
Calumet Finance Corp.	Delaware
Calumet Penreco, LLC	Delaware
Calumet Superior, LLC	Delaware
Calumet Missouri, LLC	Delaware
Calumet Montana Refining, LLC	Delaware
Royal Purple, LLC	Delaware
TruSouth Oil, LLC	Louisiana
S&S International Mining Enterprises, Inc.	Arizona
Calumet RP I, LLC	Delaware
Calumet RP II, LLC	Delaware
Calumet RP III, LLC	Delaware
Calumet RP IV, LLC	Delaware